Exhibit (a)

CERTIFICATE OF CORPORATE RESOLUTION
UNIVERSAL LIFE INSURANCE COMPANY

I, Josely Vega Maldonado, do hereby certify that I am the Secretary of Universal Life Insurance Company, a corporation duly organized and validly existing under the laws of the Commonwealth of Puerto Rico (hereinafter referred to as the "Corporation") and that the following is a true and correct copy of the resolutions duly adopted by the Board of Directors of the Corporation and that such resolutions have not been amended, rescinded or repealed since their adoption and are on the date hereof in full force and effect:

> Resolved, to approve the opening of two separate accounts for the Variable Investment Option (VIO) product and for the Structure Investment Option (SIO) respectively.
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> Resolved further, the appointment of State Street as custodian of the accounts.
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> Resolved that all actions heretofore taken by said officer on behalf of the corporation regarding said funds are hereby approved and ratified.

IN WITNESS WHEREOF, I have hereunto set our hands and signatures, in San Juan, Puerto Rico, this September 27, 2021.

By: ______________________

Name: Josely Vega Maldonado

Title: Secretary